August 31, 2022

Jimmy R. Yates
4677 Lake Pines Lane
Berrien Springs, MI 49103

Dear Jim:

On behalf of Par Pacific Holdings, Inc. (the “Company”), I am pleased to provide this letter as confirmation of the terms of your new assignment with the Company. Other than as provided for below, the terms of your employment remain unchanged.

Position and Organization. Commencing August 15, 2022, you will assume the full-
time role of Executive Vice President, Retail reporting directly to William Pate, President &
Chief Executive Officer of Par Pacific Holdings, Inc. In this role, you will have holistic accountability for our Retail business. While you will continue to be based at your home in
Michigan, you will maintain an executive office in Houston and travel to Houston, Hawaii, and
Spokane as necessary. Your direct reports will be:

• Eric Lee - Vice President, Hawaii Retail
• Brad Slade - Vice President, Pacific Northwest Retail
• Sarah Prorok - Director, Merchandising
• Robby Ferguson -- Director, Real Estate
• Brian Gray - Director, Marketing & Brand Loyalty
• Keith Yoshida - Vice President, Business Development (co-supervisor with Eric Wright)

Compensation. With this assignment, your base salary will be increased to $400,000 per year, payable on the Company’s regular payroll date and in accordance with the Company's standard payroll practice. You will continue to be eligible for the Company’s Annual Incentive Program (“AIP”) at your current target of 75% and the Company’s Annual Long-Term Incentive Plan (“LTIP”) at your current target of 120% in restricted stock. For the 2022 AIP, any award paid in early 2023 will be based on your annual salary of $400,000 as opposed to your actual 2022 earnings. As soon as administratively possible following the close of Q2 2023, the Company also will provide a mid-year AIP award paid at 75% target based on your YTD 2023 eligible earnings and Company performance in the first half of 2023. The Company will also provide a mid-year LTIP award of 50% of your annual target on June 30, 2023. Upon your retirement, the Company will accelerate all currently unvested equity provided you remain with Par Pacific through June 30, 2023.

Health Benefits. Should you exit the Company prior to Medicare eligibility for you and your spouse (typically 65 years old), you will be provided a cash supplement intended to cover employer contributions for your COBRA insurance. This cash supplement will be calculated based on teh estimated employer contributions required between your termination date and Medicare eligibility date for you and your spouse.

Congratulations on this assignment. We sincerely appreciate all that you mean to Par Pacific and your willingness to provide stable leadership during this transition.

Sincerely,

PAR PACIFIC HOLDINGS, INC.

By: /s/ Matthew R. Legg_____________________
    Matthew R. Legg
    Senior Vice President & Chief HR Officer

825 Town & Country., Suite 1500 | Houston, Texas 77024
Office: (281) 899-4800 | Fax: (832) 916-3329